UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under the Securities Act of 1933

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0561426
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

11650 South State Street, Suite 240, Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)
Engagement with Kenneth I. Denos, Esq.
(Full Title of the Plan)
Mark Klok, 11650 South State Street, Suite 240, Draper, Utah 84020
(Name and Address of Agent For Service)
(801) 816-2510
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	30,000	$2.50	$75,000	$8.71

(1) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price is $2.50 is based upon the average of the bid and asked price on August 23, 2011.

(2) The maximum aggregate offering price equal to 30,000 shares multiplied by the offering price of $2.50, equaling $75,000.

(3) The amount of the Registration Fee equals $8.71. This amount is arrived at pursuant to the fee calculations set forth in Section 6 of the Securities Act of 1933.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees (or consultants as the case may be) as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

(a) General Plan Information

Fuelstream, Inc., (hereafter, the “Registrant” or the “Company”) has entered into an engagement (also referred to hereinafter as the “Plan”), the nature and purpose of which was to compensate the Company’s counsel (hereafter, the “Participant”) for corporate and securities services rendered to the Company, including assistance in preparing and drafting filings required under the Securities Exchange Act of 1934. The Plan is attached as an exhibit to this Registration Statement and provides for the issuance of an aggregate of 30,000 shares of the Registrant’s Common Stock to the Participant.

The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plan may be obtained from the Registrant by the Participant.

(b) Securities to be Offered

(1) The Registrant intends to issue shares of its Common Stock, par value $0.0001 per share, the amounts of which are set forth above in subsection (a) of this Item 1.

(2) Description of Securities.

(i)                 Description of Common Stock. Each share of Common Stock is entitled to one vote. The holders of Common Stock are entitled to receive dividends on a pro rata basis if and when declared by the Company's Board of Directors. The Company has never paid a dividend and does not anticipate doing so in the near future. Each share of Common Stock is entitled to share ratably in any assets

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                   available for distribution to holders of equity securities upon the liquidation of the Company.

(ii)              Certain Charter and Bylaw Provisions. The Company’s Certificate of Incorporation provide that the Board of Directors may issue up to 50,000,000 shares of “blank check” Preferred Stock and fix the rights, preferences, privileges, qualifications, limitations, and restrictions of any Preferred Stock issued by the Company, including the number of shares constituting any series or the designation of such series. The existence of unissued Preferred Stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of the Company, thereby protecting the continuity of the Company’s management. The Company presently has outstanding 200 shares of Series A Preferred Stock that, while not convertible into Common Stock, contains ten million (10,000,000) votes per share and the ability to vote together with holders of Common Stock on all matters upon which Common Stockholders may vote.

(c) Employees Who May Participate in the Plans

The Participant is the only eligible person who may participate in the Plan.

(d) Purchase of Securities Pursuant to the Plans and Payment for Securities Offered

(1) The Participant will be issued shares of Common Stock for services rendered to the Registrant. The number of shares issued to the Participant is set forth above in subsection (a) of this Item 1.

(2) The Participant has provided legal services to the Registrant in payment for the shares issued to such Participant. The Participant may not assign his interests in the Plan without the written consent of the Company.

(3) No contributions are required by the Participant under the Plan.

(4) No contributions by the Registrant other than the issuance of shares is applicable.

(5) Reports to the Participant as to the amount and status of the Participant’s account under the Plan will not be made.

(6) The shares issuable pursuant to the Plan will be newly issued shares of the Registrant.

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(e) Resale Restrictions

There are no resale restrictions on the securities offered.

(f) Tax Effects on Plan Participation

The Plan is not qualified under Section 401(a) of the Internal Revenue Code and the Participant will recognize ordinary income equal to the aggregate fair market value of the shares issued to the Participant as of the date of issuance.

(g) Investment of Funds

Not applicable.

(h) Withdrawal from Plan; Assignment of Interest

(1) Withdrawal from Plan- Not applicable.

(2) Assignment: The terms governing assignment of Participant interests in the Plan is summarized in Sections (d)(2) of this Item 1.

(i) Forfeitures and Penalties

Under state law, the Participant has a strict obligation of confidentiality that, if contravened by the Plan Participant, would constitute a breach of professional rules of conduct, the result of which could be sanctions by the applicable state and national bar associations, money damages and other equitable relief received from such Participant by the Registrant.

(j) Charges and Deductions, and Liens Therefor

There are no charges or deductions that may be made against the Participant’s interest in the Plan.

Item 2. Registration Information and Employee Plan Annual Information.

Registrant shall provide to the Participant, without charge, upon oral or written request, the document incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (801) 816-2510.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in the Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K (including amendments thereto) for the fiscal year ended December 31, 2010, as filed with the SEC; and

(b) all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2010.

In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers.

Under the Registrant’s Cerificate of Incorporation and Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses

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actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, the Company has been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable

Item 8. Exhibits.

The following documents are filed as exhibits to this Form S-8.

Exhibit Number	Description
5.1	Opinion of John D. Thomas, P.C. regarding the legality of the securities being registered hereunder.
10.1	Engagement with Kenneth I. Denos, Esq.
23.1	Consent of John D. Thomas, P.C. (contained in Exhibit 5.1 above).
23.2	Consent of Independent Auditors, Morrill & Associates, LLC.

Item 9. Undertakings.

(a) The Registrant hereby undertakes to do the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on August 24, 2011. This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:

FUELSTREAM, INC.

By:	/s/ Mark D. Klok
Mark D. Klok Chief Executive Officer (principal executive officer, and principal financial, and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th of August, 2011.

Signature	Title

/s/ Mark Klok____________________________	Director

/s/ John Thomas___________________________	Director

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The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on 24, 2011.

FUELSTREAM INC.

By:	/s/ Mark D. Klok
Mark D. Klok Chief Executive Officer